Exhibit 4.33G

GUARANTEE
(CANADIAN DOMICILED LOAN PARTIES —
CANADIAN FACILITY OBLIGATIONS)

GUARANTEE (CANADIAN DOMICILED LOAN PARTIES — CANADIAN FACILITY OBLIGATIONS) (“Guarantee”) dated as of May 31, 2011, by each Canadian Domiciled Loan Party signatory hereto (collectively, the “Guarantors”, and individually, a “Guarantor”) in favor of (i) Bank of America, N.A., as administrative agent (hereinafter, in such capacity together with its successors and assigns, the “Agent”) for itself and the Canadian Facility Secured Parties, including the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to that certain Third Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, or otherwise modified and in effect from time to time, the “Credit Agreement”), among Clean Harbors, Inc., a Massachusetts corporation (the “U.S. Borrower”), Clean Harbors Industrial Services Canada, Inc., an Alberta corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Lenders, and the Agent and (ii) each of the Canadian Facility Secured Parties.

WHEREAS, the U.S. Borrower, the Canadian Borrower and each Guarantor are members of a group of related companies, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Canadian Borrower by the Canadian Lenders and the other Canadian Facility Secured Parties pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the Canadian Lenders’ making any loans or otherwise extending credit to the Canadian Borrower under the Credit Agreement that the Guarantors execute and deliver to the Agent, for the benefit of the Canadian Facility Secured Parties and the Agent, a guaranty substantially in the form hereof; and

WHEREAS, each Guarantor wishes to guaranty the Canadian Borrower’s obligations to the Canadian Facility Secured Parties and the Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, each Guarantor hereby agrees with the Canadian Facility Secured Parties and the Agent as follows:

1.                                      Definitions.  The terms “Canadian Facility Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

2.                                      Guaranty of Payment and Performance.  Each Guarantor hereby guarantees to the Canadian Facility Secured Parties and the Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Canadian Facility Obligations including all such Canadian Facility

Obligations which would become due but for the operation of the automatic stay pursuant to §362(a) of the U.S. Bankruptcy Code and the operation of §§502(b) and 506(b) of the U.S. Bankruptcy Code or any stay created pursuant to or in accordance with the Companies’ Creditor Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada).  This Guarantee is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Canadian Facility Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Agent or any Canadian Facility Secured Party first attempt to collect any of the Canadian Facility Obligations from the Canadian Borrower or resort to any collateral security or other means of obtaining payment.  Should the Canadian Borrower default in the payment or performance of any of the Canadian Facility Obligations, the obligations of each Guarantor hereunder with respect to such Canadian Facility Obligations in default shall, upon demand by the Agent, become immediately due and payable to the Agent, for the benefit of the Canadian Facility Secured Parties and the Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor.  Payments by each Guarantor hereunder may be required by the Agent on any number of occasions.  All payments by each Guarantor hereunder shall be made to the Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Canadian Facility Secured Parties and the Agent.

3.                                      Guarantor’s Agreement to Pay Enforcement Costs, etc.  Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Agent or any Canadian Facility Secured Party in connection with the Canadian Facility Obligations, this Guarantee and the enforcement thereof, together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4.                                      Waivers by Guarantor; Canadian Facility Secured Party’s Freedom to Act.  Each Guarantor agrees that the Canadian Facility Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Canadian Facility Secured Party with respect thereto.  Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Canadian Facility Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Canadian Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Canadian Facility Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Canadian Facility Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Agent or any Canadian Facility Secured Party to assert any claim or demand or to enforce any right or remedy against the Canadian Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Canadian Facility Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Canadian Facility Obligation; (iii) any change in the time, place or manner of payment of any of the Canadian Facility Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Canadian Facility Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Canadian Facility Obligation; (v) the adequacy of any rights which the Agent or any Canadian Facility Secured Party may have against any collateral security or other means of obtaining repayment of any of the Canadian Facility Obligations; (vi) the impairment of any collateral securing any of the Canadian Facility Obligations, including without limitation the failure to perfect or preserve any rights which the Agent or any Canadian Facility Secured Party might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a release or discharge of any Guarantor, all of which may be done without notice to such Guarantor.  To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Agent or any Canadian Facility Secured Party from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against any Guarantor before or after the Agent’s or such Canadian Facility Secured Party’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Agent or any Canadian Facility Secured Party.

5.                                      Unenforceability of Canadian Facility Obligations Against Canadian Borrower.  If for any reason the Canadian Borrower has no legal existence or is under no legal obligation to discharge any of the Canadian Facility Obligations, or if any of the Canadian Facility Obligations have become irrecoverable from the Canadian Borrower by reason of the Canadian Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guarantee shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal obligor on all such Canadian Facility Obligations.  In the event that acceleration of the time for payment of any of the Canadian Facility Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Canadian Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Canadian Facility Obligation shall be immediately due and payable by each Guarantor.

6.                                      Subrogation; Subordination.

6.1.                            Waiver of Rights Against Canadian Borrower.  Until the final payment and performance in full of all of the Canadian Facility Obligations, no Guarantor shall exercise and each Guarantor hereby waives any rights against the Canadian Borrower arising as a result of payment by any Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agent or any Canadian Facility Secured Party in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Guarantor will claim any setoff, recoupment or counterclaim against the Canadian Borrower in respect of any liability of such Guarantor to the Canadian Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Canadian Facility Secured Party.

6.2.                            Subordination.  The payment of any amounts due with respect to any Debt of the Canadian Borrower for money borrowed or credit received now or hereafter owed to any Guarantor is hereby subordinated to the prior payment in full of all of the Canadian Facility Obligations.  Each Guarantor agrees that, after the occurrence of any Default or Event of Default, no Guarantor will demand, sue for or otherwise attempt to collect any such Debt of the Canadian Borrower to such Guarantor until all of the Canadian Facility Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such Debt while any Canadian Facility Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Canadian Facility Secured Parties and the Agent and be paid over to the Agent, for the benefit of the Canadian Facility Secured Parties and the Agent, on account of the Canadian Facility Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

6.3.                            Provisions Supplemental.  The provisions of this Section 6 shall be supplemental to and not in derogation of any rights and remedies of the Canadian Facility Secured Parties and the Agent under any separate subordination agreement which the Agent may at any time and from time to time enter into with any Guarantor for the benefit of the Canadian Facility Secured Parties and the Agent.

7.                                      Security; Setoff.  Each Guarantor grants to each of the Agent and the Canadian Facility Secured Parties, as security for the full and punctual payment and performance of all of the Guarantor’s obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Guarantor now or hereafter held by the Agent or such Canadian Facility Secured Party and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Agent or such Canadian Facility Secured Party to any Guarantor or subject to withdrawal by any Guarantor.  Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Canadian Facility Obligations, each of the Agent and the Canadian Facility Secured Parties is hereby authorized at any time and from time to time, without notice to any Guarantor (any such notice being expressly waived by each Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of any Guarantor under this Guarantee, whether or not the Agent or such Canadian Facility Secured Party shall have made any demand under this Guarantee and although such obligations may be contingent or unmatured.

8.                                      Further Assurances.  Each Guarantor agrees that it will from time to time, at the request of the Agent, do all such things and execute all such documents as the Agent may consider necessary or desirable to give full effect to this Guarantee and to perfect and preserve the rights and powers of the Canadian Facility Secured Parties and the Agent hereunder.  Each Guarantor acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Canadian Borrower on a continuing basis all information desired by such Guarantor concerning the financial condition of the Canadian Borrower and that such Guarantor will look to the Canadian Borrower and not to the Agent or any Canadian Facility Secured Party in order for such Guarantor to keep adequately informed of changes in the Canadian Borrower’s financial condition.

9.                                      Termination; Reinstatement.  This Guarantee shall remain in full force and effect until the Agent is given written notice of any Guarantor’s intention to discontinue this Guarantee, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Canadian Facility Obligations.  No such notice shall be effective unless received and acknowledged by an officer of the Agent at the address of the Agent for notices set forth in Section 14.3 of the Credit Agreement.  No such notice shall affect any rights of the Agent or any Canadian Facility Secured Party hereunder, including without limitation the rights set forth in Sections 4 and 6, with respect to any Canadian Facility Obligations incurred or accrued prior to the receipt of such notice or any Canadian Facility Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt.  This Guarantee shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Canadian Facility Obligation is rescinded or must otherwise be returned by the Agent or any Canadian Facility Secured Party upon the insolvency, bankruptcy or reorganization of the Canadian Borrower, or otherwise, all as though such payment had not been made or value received.

10.                               Successors and Assigns.  This Guarantee shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Agent and the Canadian Facility Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Notes, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Canadian Facility Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with Section 13 of the Credit Agreement.  No Guarantor may assign any of its obligations hereunder.

11.                               Amendments and Waivers.  No amendment or waiver of any provision of this Guarantee nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Agent with the consent of the Required Lenders.  No failure on the part of the Agent or any Canadian Facility Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12.                               Notices.  All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows:  if to the Guarantor, at the address for notices to the Canadian Borrower set forth in Section 14.3 of the Credit Agreement, and if to the Agent, at the address for notices to the Agent set forth in Section 14.3 of the Credit Agreement, or at such address as either party may designate in writing to the other.

13.                               Governing Law; Consent to Jurisdiction.  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS).  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE ON ONTARIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE COURTS OF ONTARIO. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTEE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY CANADIAN FACILITY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

14.                               Waiver of Jury Trial.  EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTEE, ANY RIGHTS OR CANADIAN FACILITY OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR CANADIAN FACILITY OBLIGATIONS.  Except as prohibited by law, each Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each Guarantor (i) certifies that neither the Agent or any Canadian Facility Secured Party nor any representative, agent or attorney of the Agent or any Canadian Facility Secured Party has represented, expressly or otherwise, that the Agent or any Canadian Facility Secured Party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Agent or any Canadian Facility Secured Party is a party, the Agent and the Canadian Facility Secured Parties are relying upon, among other things, the waivers and certifications contained in this Section 14.

15.                               Miscellaneous.  This Guarantee constitutes the entire agreement of each Guarantor with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guarantee shall be in addition to any other guaranty of or collateral security for any of the Canadian Facility Obligations.  The invalidity or unenforceability of any one or more sections of this Guarantee shall not affect the validity or enforceability of its remaining provisions.  Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guarantee shall be equally applicable to the singular and plural forms of the terms defined.

16.                               Judgement Currency. If for the purpose of obtaining judgment in any court or for the purpose of determining, pursuant to the obligations of the undersigned, the amounts owing hereunder it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase, in the New York foreign exchange market, the Original Currency with the Second Currency on the next Business Day preceding that on which judgment is given or any other payment is due hereunder.  Each of the Guarantor agrees that its obligation in respect of any Original Currency due from it to the Agent hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged or owing to be due hereunder in the Second Currency the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Guarantor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent against such loss.  The term “rate of exchange” in this Section 16 means the spot rate at which the Agent, in accordance with normal practices is able, on the relevant date, to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

The parties acknowledge that they have required that this Guarantee and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

[ Signature Pages Follow ]

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

510127 NB INC.
AIRBORNE IMAGING INC.
CH CANADA GP, INC.
CH CANADA HOLDINGS CORP.
CLEAN HARBORS CANADA LP
By:	CH Canada GP, Inc., its General Partner
CLEAN HARBORS CANADA, INC.
CLEAN HARBORS CATALYST TECHNOLOGIES LTD.
CLEAN HARBORS CATALYST TECHNOLOGIES LP
By:	Clean Harbors Catalyst Technologies Ltd., its General Partner
CLEAN HARBORS ENERGY AND INDUSTRIAL WESTERN LTD.
CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC.
CLEAN HARBORS LODGING SERVICES LTD.
CLEAN HARBORS LODGING SERVICES LP
By:	Clean Harbors Lodging Services Ltd., its General Partner
CLEAN HARBORS MERCIER, INC.
CLEAN HARBORS QUEBEC, INC.
ENVIROSORT INC.
TRI-VAX ENTERPRISES LTD.

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

CLEAN HARBORS ENERGY AND INDUSTRIAL SERVICES CORP.
CLEAN HARBORS ENERGY AND INDUSTRIAL SERVICES LP
By:	Clean Harbors Energy and Industrial Services Corp.,
its General Partner
CLEAN HARBORS EXPLORATION SERVICES LTD.
CLEAN HARBORS EXPLORATION SERVICES LP
By:	Clean Harbors Exploration Services Ltd., its General Partner
JL FILTRATION INC.
JL FILTRATION OPERATING LIMITED PARTNERSHIP
By:	JL Filtration Inc., its General Partner

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President and Chief Financial Officer

[Signature Page — Guarantee (Canadian Domiciled Loan Parties — Canadian Facility Obligations)]

CLEAN HARBORS DIRECTIONAL BORING SERVICES LTD.
CLEAN HARBORS DIRECTIONAL BORING SERVICES LP
By:	Clean Harbors Directional Boring Services Ltd., its General Partner

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Chief Financial Officer

[Signature Page — Guarantee (Canadian Domiciled Loan Parties — Canadian Facility Obligations)]

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Christopher M. O’Halloran
Name:	Christopher M. O’Halloran
Title:	Senior Vice President

[Signature Page — Guarantee (Canadian Domiciled Loan Parties — Canadian Facility Obligations)]